Exhibit 10.2

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is dated December 30, 2008 and amends that certain Employment Agreement (the “Employment Agreement”) dated December 12, 2007 by and between ZEBRA TECHNOLOGIES CORPORATION (the “Employer”) and HUGH K. GAGNIER (the “Executive”).

1.	Section 4D(1) is hereby deleted in its entirety and replaced with the following (the underlined language being added):

include the Executive in any life insurance, disability insurance, medical, dental or health insurance, vacation (of four (4) weeks accrued pro rata in each calendar year, which shall in all instances cease accruing beyond a cap of four (4) weeks of accrued but unused vacation, until said accrued but unused vacation bank drops below a four (4) weeks total), savings, pension and retirement plans and other benefit plans or programs (including, if applicable, any excess benefit or supplemental executive retirement plans) maintained by the Employer for the benefit of its executive officers; and

2.	The first sentence of Section 7B(3) is hereby deleted in its entirety and replaced with the following (the underlined language being added):

Notwithstanding the foregoing, if the Executive is a “specified employee” as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder, any payments described in this Paragraph 7B or Paragraph 7C to the extent applicable shall be delayed for a period of six (6) months following the Executive’s separation of employment to the extent and up to an amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code.

3.	A new section 7B(4) is hereby added to read as follows:

Each installment of Base Salary and Bonus paid under Section 7B is designated as a separate payment for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F) and the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii). As a result, the following payments are intended to be exempt from Section 409A of the Internal Revenue Code: (1) payments that are made on or before the 15th day of the third month of the calendar year following the calendar year in which the Executive terminates employment, and (2) subsequent payments made on or before the last day of the second calendar year following the year of the Executive’s termination that do not exceed the lesser of two times the Executive’s annual rate of pay in the year prior to the Executive’s termination or two times the limit under Section 401(a)(17) of the Internal Revenue Code then in effect.

4.	Section 7C is hereby deleted in its entirety and replaced with the following (the underlined language being added):

C.           Excise Tax.         If it shall be determined that any payment to the Executive pursuant to this Agreement or any other payment or benefit from the Employer, any affiliate, any shareholder of the Employer or any other person would be subject to the excise tax imposed by Section 4999 of the Code because such payment equals or exceeds three times the “Base Amount” (as defined under Section 280G of the Code) by an amount in excess of ten percent (10%) of such three times the Base Amount, then the Executive shall receive a Tax Gross-Up Payment (as defined below) with respect to all such excise taxes. “Tax Gross-Up Payment” means an amount payable to the Executive such that, after payment of Taxes (as defined below) on such amount there remains a balance sufficient to pay the Taxes being reimbursed. “Taxes” means the incremental United States federal, state and local income, excise and other taxes payable by the Executive with respect to any applicable item of income. Any Tax Gross-Up Payment shall be paid no later than the end of Executive’s taxable year following the taxable year in which Executive remits such Taxes to the applicable taxing authority. If it shall be determined that any payment to the Executive pursuant to this Agreement or any other payment or benefit from the Employer, any affiliate, any shareholder of the Employer or any other person would be subject to the excise tax imposed by Section 4999 of the Code because such payment exceeds three times the Base Amount by an amount equal to ten percent (10%) or less of such three times the Base Amount, then the amount of any payments hereunder which shall be paid to the Executive shall be reduced to an amount equal to one dollar less than three times the Base Amount. In the event that the amount of payments to be reduced is payable over more than one taxable year of Executive, the payments to be made the furthest from the date on which the reduction is made shall be reduced first until the payment limit is reached.

5.	Section 8B is hereby deleted in its entirety and replaced with the following (the underlined language being added and the ~~strikethrough~~ language being deleted):

B.         ~~Noncompetition and~~ Nonsolicitation. ~~While employed by the Employer and for a period of twenty-four (24) consecutive months following the date of termination of employment for any reason, the~~ In consideration for the compensation and benefits granted by the Employer to Executive under this Agreement, and in further consideration of Executive’s continued employment by the Employer, Executive hereby agrees that during the term of this Agreement and for a period ending twelve (12) months after his termination of employment with the Employer as Executive under this Agreement, Executive will not directly or indirectly:

    (1)        Contact, solicit, interfere with or divert any of the Employer’s customers; accept employment or engage in a competing business, or engage in any activity that may result in the disclosure by disclosing, divulging ~~or otherwise use of~~ , using or relying on Confidential Information, proprietary information or trade secrets acquired during ~~Executive’s~~ his employment with the Employer; and

    (2)        Solicit any person who is employed by the Employer for the purpose of encouraging that employee to join ~~the~~ Executive as a partner, agent, employee~~, contractor~~ or otherwise in any business activity which is competitive with the Employer.

~~In the event of any breach of this subparagraph B, the Executive agrees that the twenty-four (24) month restricted period shall be tolled during the time of such breach.~~

6.	The second sentence of Section 8D is hereby deleted in its entirety and replaced with the following (the underlined language being added):

In the event that the Executive breaches any of the restrictions in this Paragraph 8, he shall forfeit all of the applicable payments and benefits under this Agreement, including but not limited to such payments and benefits pursuant to Paragraph 7 (except those contained in Paragraph 7A or as otherwise prohibited by law), and the Employer shall have the right to recapture and seek repayment of any such applicable payments and benefits under this Agreement.

7.	The following is hereby added to the end of Section 8E(1):

Executive recognizes that this Agreement does not require assignment of any Invention which qualifies fully for protection under Section 2870 of the California Labor Code, which provides as follows:

(i)         Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

  (a)         Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

  (b)         Result from any work performed by the employee for the employer.

(ii)         To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (i), the provision is against the public policy of this state and is unenforceable.

8.	Section 17 is hereby deleted in its entirety replaced with the following:

Governing Law; Choice of Forum. This Agreement shall be interpreted and construed in accordance with the laws of the State of California, without regard to its, or any other State’s, choice of law principles. The Employer has offices in California and Executive understands and acknowledges the Company’s desire and need to defend any litigation against it in California. Accordingly, the parties agree that any claim of any type brought by Executive against the Employer or any of its employees or agents must be maintained only in a court sitting in California. Executive further understands and acknowledges that in the event the Employer initiates litigation against Executive, the Employer may need to prosecute such litigation in Executive’s forum state, in California, or in such other state where Executive is subject to personal jurisdiction. Accordingly, the parties agree that the Employer can pursue any claim against Executive in any forum in which Executive is subject to personal jurisdiction. Executive specifically consents to personal jurisdiction in California.

9.	Defined terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Employment Agreement.

10.	All other provisions of the Employment Agreement shall remain unchanged.

ZEBRA TECHNOLOGIES CORPORATION

By:	/s/ Joanne Townsend	By:	/s/ Hugh K. Gagnier
	Joanne Townsend, Vice President, HR		Hugh K. Gagnier

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